                                                                   EXHIBIT 99.1



                                [SOTHEBY'S LOGO]



News Release
-------------------------------------------------------------------------------
                                                               Press Department:
                                                                  Diana Phillips
                                                                 Matthew Weigman
                                                                  (212) 606-7176
                                                             Investor Relations:
                                                                   Jennifer Park
                                                                  (212) 894-1023


                 SOTHEBY'S HOLDINGS, INC. ANNOUNCES 2004 FOURTH
                          QUARTER AND FULL YEAR RESULTS

       o Fourth quarter income from continuing operations increase 106% to
                                  $36.1 million

    o Full year Auction and Related Revenues increase 43% to $443.1 million

         o Full year income from continuing operations of $62.4 million

                o Dramatic return to profitability for Sotheby's



March 17, 2005, New York -- Sotheby's Holdings, Inc. (NYSE: BID), the parent company of Sotheby's worldwide auction businesses, art-related financing and private sales activities, today announced results for the fourth quarter and full year ended December 31, 2004.

For the quarter ended December 31, 2004, the Company's Auction Sales (aggregate hammer price of property sold at auction, including buyer's premium), were $1,147.0 million, a 45% increase from $792.9 million in the prior period. Contributing to these results were: the impressive fall New York Impressionist and Modern Art sales which brought $232.0 million, a 59% increase from the prior fall; the November New York Contemporary Art sales of $121.1 million, a 23% increase from the prior year; the winter






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New York American Paintings sales which totaled $107.9 million, an almost four-fold increase from the prior year's sale of $31.2 million; and record breaking Hong Kong sales in October of $75.8 million. For the fourth quarter of 2004, the Company reported auction and related revenues of $175.5 million, a 31% or $41.3 million increase from the prior period, largely due to the significant increase in auction sales. The Company's income from continuing operations was $36.1 million or $0.57 per diluted share for the fourth quarter of 2004 compared to income from continuing operations of $17.6 million, or $0.28 per diluted share in the prior-year period, a 106% or $18.5 million improvement.

Auction Sales totaled $2,694.5 million for the full year of 2004, an increase of 59% from $1,690.7 million in the prior period. Auction and related revenues for the full year 2004 totaled $443.1 million, an increase of $134.1 million, or 43%, from the prior year largely due to the significant increase in auction sales. This increase was partially offset by lower auction commission margins as a sizeable portion of the increase in auction sales came from high-end works of art for which commission margins are traditionally lower due to the competition for such objects. Income from continuing operations was $62.4 million, or $1.00 per diluted share for the full year 2004, compared to a loss from continuing operations of ($26.0) million, or ($0.42) per diluted share in the prior period, an improvement of $88.4 million. This upturn was primarily due to a significant increase in auction commission revenues as well as the recognition of $45.0 million in license fee revenue related to a one-time non-refundable payment received for entering into a license agreement with Cendant Corporation in conjunction with the Company's sale of its domestic real estate brokerage business in February 2004.

For the full year 2004, the Company recorded pre-tax charges of $2.4 million, largely attributable to antitrust related special charges which are run-off legal and administrative costs. For the prior period, pre-tax charges were $16.6 million, primarily due to the Company's employee retention programs and net restructuring charges. Excluding these items and the Cendant license fee revenue and associated expense, the Company would have recorded adjusted income from continuing operations of $35.6* million, or $0.57*



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per diluted share, for the full year 2004, as compared to an adjusted loss from continuing operations of ($14.4)* million, or ($0.23)* per diluted share, in the prior period, an improvement of $50.0 million.

The year 2004 saw a significant strengthening of Sotheby's financial position. In addition to the outstanding operating results in 2004, Sotheby's realized proceeds of over $100 million on the sale of its Realty operations in February of 2004 and also signed a three-year credit facility for $200 million. As a result, cash and short-term investments totaled $257 million at December 31, 2004. This dramatic improvement in earnings and significant strengthening of the balance sheet also led to a credit rating upgrade from both Standard & Poor's and Moody's in 2004 and a 33% increase in Sotheby's share price during 2004.

"Our focus and our energies have been on a return to profitability and in 2004 we successfully achieved that goal," said Bill Ruprecht, President and Chief Executive Officer of Sotheby's Holdings, Inc. "2004 was a remarkable year for Sotheby's and we are delighted with these results. The 45% increase in sales for the fourth quarter translated to a doubling of net income, dramatically reflecting the operating leverage in the business and we have seen even larger gains in sales and net income for the full year. We will continue to challenge the Company's cost structure and seek additional opportunities for revenue growth.

"Sotheby's made history both in auction sales and in private sales last year," Mr. Ruprecht continued. "Sotheby's auctioned the world's most expensive painting when Picasso's Garcon a la Pipe crossed the $100 million threshold for the first time and sold for $104.2 million. And the sale of the fabled Faberge Collection from the Forbes family became possibly the largest private sale ever when the collection was acquired privately in its entirety and repatriated to Russia.



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"Sotheby's ability to attract extraordinary paintings and objects for sale last year, coupled with a strong art market, resulted in broad-based strength across a number of categories and geographic locations. That strength has continued into 2005 and we are encouraged by the 41% increase in sales for the first two months of 2005 compared to 2004 as well as the level of consignments for the spring season."

Throughout the year, many extraordinary prices were achieved across a multitude of collecting categories. Sotheby's sold eight of the top ten lots sold at auction in 2004, which was a remarkable achievement. Along with Pablo Picasso's Garcon a la Pipe that sold in May for a world record $104.2 million, Amedeo Modigliani's Jeanne Hebuterne (Devant une Porte) sold for $31.4 million, Johannes Vermeer's A Young Woman Seated at the Virginals sold for $30.0 million, John Singer Sargent's Group with Parasols (a Siesta) sold for $23.5 million and Paul Gauguin's Maternite (II) sold for $39.2 million.

Outstanding results were also posted in a number of single owner sales during 2004. The most notable examples were the Greentree Foundation sale of Property from the Collection of Mr. and Mrs. John Hay Whitney, which brought $213.2 million and was our highest total ever for a single owner sale; Rita and Daniel Fraad's record breaking Collection of American Paintings which brought $65.1 million, the highest auction total ever for a single owner sale of American paintings; the contents of contemporary artist Damien Hirst's restaurant Pharmacy which was 100% sold and totaled $20.1 million, more than double its pre-sale estimate; the collection of extraordinary timepieces from the Time Museum which sold for $18.2 million; and the Estate of Katharine Hepburn which also was 100% sold and achieved $6.1 million. Sotheby's experienced a three-fold increase in single owner sales volume from the prior year and our highest yearly total of single owner sales in fourteen years.

Year to Date 2005 Sales

Worldwide sales have been strong to date, highlighted by the exceptional Impressionist and Contemporary sales held last month in London. The London Impressionist and



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Modern Art sales achieved $103.8 million, up 37% from the prior year with ten works selling for more than (pound)1 million. The top lot of the sales was a masterpiece by Fernand Leger entitled Nature Morte a la Lampe which achieved $5.4 million. The Contemporary Art sales also fared exceptionally well, totaling $42.0 million, an increase of 19% from the prior winter, with the evening sale achieving the highest total ever for a European Contemporary sale at Sotheby's.

In January, Sotheby's New York held an extremely strong week of Americana sales. The week total led the market with $25.3 million, a significant increase of 86% from the prior year. This was largely due to the exceptional single owner sale of property from the Goddard Family which included some of the finest examples of American furniture and achieved a total of $13.1 million, well in excess of its pre-sale estimate of $4.3/$8.7** million.

Also in New York, the Old Masters Paintings sales led the market with a total of $44.2 million, soundly above its estimate of $28.8/$39.8** million. The highlight of the series was An Important Lead Bust of the so-called "Ill-Humored" Man by Franz Xaver Messerschmidt which sold for $4.8 million, more than ten times the estimate of $300,000/$500,000**.

Upcoming Sales

Sotheby's May 3rd sale of Impressionist and Modern Art in New York will feature Wassily Kandinsky's rediscovered masterpiece Zwei Reiter und liegende Gestalt (Two Riders and a Reclining Figure) which has been unseen for nearly a century and largely unknown to scholars. This brilliant abstract painting from the artist's most important period is estimated to sell for $15/$25** million. Also included in the sale are works from the Collection of Dr. and Mrs. John A. Cook which is highlighted by Pablo Picasso's Les Femmes d'Algers, from the iconic series of fifteen canvases he painted of North African women. The painting is estimated to bring $10/$15** million. Another outstanding highlight of the sale is a striking self-portrait by Max Beckmann, entitled Self




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Portrait with Crystal Ball. Beckmann painted this portrait of himself as a prescient sooth-sayer, in 1936, just months before he fled Germany for Holland and it is a powerful testament of the artist's determination to persevere during those troubled times. The painting is in wonderful original condition and is estimated at $10/$15** million.

Also in May in New York, Sotheby's is holding its sale of Contemporary Art which will be highlighted by Andy Warhol's magnificent Liz. This work is one of a rare series of thirteen paintings of Elizabeth Taylor and the only one to possess the vibrant `naphthol red light' background that was reserved for Warhol's most concentrated and important compositions. The painting is estimated to sell for $9/$12** million. Other works in the Contemporary sale will come from the Collection of Gianni Versace, some of which were commissioned directly from the artists by Versace. Works by Roy Lichtenstein, Jean-Michel Basquiat and the collaborative genius of Basquiat and Warhol, as well as Francesco Clemente will also be auctioned.

Yesterday in Paris we held the first session of the sale of the estate of the Baron de Rede from the Hotel Lambert. The sale at the Galerie Charpentier includes exquisite works of art which illustrate Alexis de Rede's fine sense of aesthetics and his modern, eclectic taste. The first session, estimated at $3.5/$6.0** million surpassed the high estimate when it brought a very successful $6.8 million. The entire sale estimated to achieve $4.4/$7.2** million

Our spring Fine Chinese Ceramics and Works of Art sale in New York at the end of the month will feature several exceptional examples of ceramics and a selection of approximately 200 snuff bottles from the Collection of Ms. Avrina Pugh, Racine, Wisconsin, which have been off the market for over sixty years. The sale is expected to achieve $7/$9** million.

In May, Sotheby's will sell a large collection of selected paintings, furniture and works of art from Easton Neston house in Northamptonshire on behalf of the Lord and Lady




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Hesketh and the Trustees of Frederick, 2nd Baron Hesketh. Easton Neston is
widely considered to be one of the most beautiful country houses in England and its contents are no less magnificent. Together, the pieces to be sold (some 1,500 items of fine English and French furniture, Old Master and British Paintings, Tapestries, Silver, Books, Chinese cloisonne, Japanese lacquer work, European Porcelain and Glass) represent centuries of patronage and collecting at the highest level. Easton Neston is exceptionally rich in great works of art from different fields, making it one of the most eclectic and exciting house sales to have been organized by Sotheby's over the last 20 years. The three day sale is expected to garner in excess of $9.0** million.

 * Non-GAAP financial measure.  See Appendix B.

** Estimates do not include buyer's premium.

About Sotheby's Holdings, Inc.

Sotheby's Holdings, Inc. is the parent company of Sotheby's worldwide auction businesses, art-related financing and private sales activities. The Company operates in 34 countries, with principal salesrooms located in New York and London. The Company also regularly conducts auctions in 13 other salesrooms around the world, including Australia, Hong Kong, France, Italy, the Netherlands, Switzerland and Singapore. Sotheby's Holdings, Inc. is listed on the New York Stock Exchange under the symbol BID.

Forward-looking Statements

This release contains certain "forward-looking statements" (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the "forward-looking statements" include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the amount of quality property being consigned to art auction houses and the marketability at auction of such property.

Financial Tables Follow

All Sotheby's Press Releases and SEC filings are available on our web site at www.sothebys.com.

Sotheby's Holdings, Inc.'s earnings conference call will take place on Thursday, March 17, 2005, at 9:00 AM EST. Domestic callers should dial: 800-240-4186 and international callers should dial: 303-262-2137. The call reservation number is 11026173. Conference replay after the call is available from March 17th to March 31st at 800-405-2236 or 303-590-3000. Enter passcode 11026173#.

To listen to the conference call via web cast, please go to www.actioncast.acttel.com and enter the passcode 27900 when prompted. You will need Windows Media Player or Real Player to access the call. Please download either of these programs before the call begins at 9:00 AM on March 17th. The web cast will be available for replay for two weeks after the call.



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                                                                      APPENDIX A


                            SOTHEBY'S HOLDINGS, INC.
                         CONSOLIDATED INCOME STATEMENTS

                                    UNAUDITED


                                                               Three Months Ended              Twelve Months Ended
                                                               ------------------              -------------------
                                                         December 31,      December 31,     December 31,      December 31,
                                                            2004              2003             2004              2003
                                                            ----              ----            ----              ----
                                                                     (Thousands of dollars, except per share data)
                                                                     ---------------------------------------------

Revenues:
Auction and related revenues                               $175,505          $134,235          $443,130          $308,990
License fee revenue                                               -                 -            45,745                 -
Other revenues                                                2,762             1,773             7,845             8,354
                                                           --------          --------         ---------          ---------
Total revenues                                              178,267           136,008           496,720           317,344
                                                           --------          --------         ---------          ---------

Expenses:
  Direct costs of services                                   22,829            19,403            55,526            45,631
  Salaries and related costs                                 51,962            43,680           177,583           143,540
  General and administrative expenses                        33,321            27,400           110,760            93,661
  Depreciation and amortization expense                       6,302             6,507            23,830            25,321
  Retention costs                                                 -               318               285             8,466
  Net restructuring charges                                       -                 -               146             5,039
  Special charges                                               276               542             1,928             3,112
                                                           --------          --------         ---------          ---------
   Total expenses                                           114,690            97,850           370,058           324,770
                                                           --------          --------         ---------          ---------

Operating income (loss)                                      63,577            38,158           126,662            (7,426)

Interest income                                               1,626               512             3,281             2,498
Interest expense                                             (8,252)           (8,825)          (33,551)          (32,832)
Other (expense) income                                          (79)               58               261               673
                                                           --------          --------         ---------          ---------

Income (loss) from continuing operations before taxes        56,872            29,903            96,653           (37,087)
Equity in earnings of investees, net of taxes                   297                55               740                31
Income tax expense (benefit)                                 21,081            12,399            35,000           (11,018)
                                                           --------          --------         ---------          ---------
Income (loss) from continuing operations                     36,088            17,559            62,393           (26,038)
                                                           --------          --------         ---------          ---------

Discontinued operations:
  Income from discontinued operations before taxes              252             4,312            38,802             9,431
  Income tax expense                                            182             1,668            14,516             4,049
                                                           --------          --------         ---------          ---------
Income from discontinued operations                              70             2,644            24,286             5,382
                                                           --------          --------         ---------          ---------

Net income (loss)                                           $36,158           $20,203           $86,679          ($20,656)
                                                           ========          ========         =========          =========

Basic earnings (loss) per share:
  Earnings (loss) from continuing operations                  $0.58             $0.29             $1.01            ($0.42)
  Earnings from discontinued operations                        0.00              0.04              0.39              0.09
                                                           --------          --------         ---------          ---------
Basic earnings (loss) per share                               $0.58             $0.33             $1.40            ($0.34)
                                                           ========          ========         =========          =========

Diluted earnings (loss) per share:
  Earnings (loss) from continuing operations                  $0.57             $0.28             $1.00            ($0.42)
  Earnings from discontinued operations                        0.00              0.04              0.39              0.09
                                                           --------          --------         ---------          ---------
Diluted earnings (loss) per share:                            $0.57             $0.33             $1.38            ($0.34)
                                                           ========          ========         =========          =========

Weighted average shares outstanding (in thousands):
  Basic                                                      62,201            61,569            61,849            61,555
  Diluted                                                    63,410            61,874            62,676            61,555







                                       8





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                                                                     APPENDIX B

                            SOTHEBY'S HOLDINGS, INC.
                        GAAP TO NON-GAAP RECONCILIATIONS

GAAP and non-GAAP Financial Measures:

GAAP refers to generally accepted accounting principles in the United States of America. In this release, financial measures are presented in accordance with GAAP and also on a non-GAAP basis. All references in this release denoted by * are to "adjusted" non-GAAP financial measures. Management believes that the use of these non-GAAP financial measures enable management and investors to evaluate, and compare from period to period, the Company's results from operations in a more meaningful and consistent manner. A reconciliation of GAAP to non-GAAP financial measures is included below:



                                                                                       Twelve Months Ended
                                                                                            December 31,
                                                                                       ---------------------
                                                                                        2004         2003
                                                                                       -------      --------
                                                                                       (Thousands of dollars,
                                                                                       except per share data)

---------------------------------------------------------------------------------------------------------------
    GAAP Income (Loss) from Continuing Operations                                       $62,393     ($26,038)

      Adjustments, net of tax effects (a):
      License fee revenue (e)                                                           (29,734)           -
      License fee expenses (e)                                                            1,405            -
      Retention costs (b)                                                                   182        5,951
      Net restructuring charges (c)                                                          93        3,542
      Special charges (d)                                                                 1,230        2,187
                                                                                       ---------    ----------

    Adjusted Income (Loss) from Continuing Operations                                   $35,569     ($14,358)
                                                                                       =========    ==========

---------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------
    GAAP Earnings (Loss) Per Diluted Share from Continuing Operations                     $1.00       ($0.42)

    Adjustments, net of tax effects (a):
      License fee revenue (e)                                                             (0.47)        0.00
      License fee expenses (e)                                                             0.02         0.00
      Retention costs (b)                                                                  0.00         0.10
      Net restructuring charges (c)                                                        0.00         0.06
      Special charges (d)                                                                  0.02         0.04
                                                                                       ---------    ----------

    Adjusted Earnings (Loss) Per Diluted Share from Continuing Operations                 $0.57       ($0.23)
                                                                                       =========    ==========

---------------------------------------------------------------------------------------------------------------


(a) The effective tax rate related to continuing operations for the twelve months ended December 31, 2004 and 2003 was approximately 36% and 30%, respectively.

(b) Consists of costs related to the Company's former employee retention programs.

(c) Consists of net credits or charges related to the Company's restructuring plans.

(d) Consists of net charges related to the investigation by the Antitrust Division of the United States Department of Justice, other governmental investigations and the related civil antitrust litigation.

(e) Represents the revenue and associated expenses relating to the license agreement entered into in conjunction with the sale of the Company's real estate brokerage business.



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